Exhibit 10.16

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this “Agreement”) is made effective as of April 24__, 2017 (the “Effective Date”) by and between SAVARA INC., a Delaware corporation having a principal place of business at 900 S. Capital of Texas Highway, Suite 150, Austin, Texas 78746 USA (“Savara”), and Edwin L Parsley, DO, an individual having a principal place of business at 3972 Albatross #303, San Diego, CA 92103 (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”).

BACKGROUND:

A.

Pursuant to that certain Agreement and Plan of Merger and Reorganization, dated January 6, 2017, by and among Mast Therapeutics, Inc. (“Mast”), Victoria Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of Mast, and Savara Inc., on or about April 21, 2017, Merger Sub merged with and into Savara, with Savara becoming a wholly-owned subsidiary of Mast (the “Merger”), and concurrently with the Merger, Mast changed its name to “Savara Inc.” and Savara Inc., the wholly-owned subsidiary, changed its name to “[Aravas Inc.]”

B.	Prior to the Merger, Consultant served as Mast and Aire’s Chief Medical Officer and has expertise relevant to Savara’s business.

C.	Savara now desires to engage Consultant to provide services, and Consultant is willing to perform such services, on and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises contained herein, the Parties agree as follows:

1.Consulting Services.

1.1.Consultant will provide the services described on the attached Schedule A (the “Services”) to Savara and its Affiliates (as defined in Section 10.2 below).  If mutually agreed upon in writing by amendment to this Agreement, Consultant also will perform as part of the Services other services and duties assigned by Savara to Consultant from time to time.  Consultant will report to Savara’s Chief Operating Officer (“COO”) or his designee.

1.2.When providing the Services, Consultant will comply with Savara’s policies, standards, rules, and regulations, as they may exist from time to time and that are applicable to independent contractors.  Consultant will perform the Services to the best of his abilities and in a diligent, trustworthy, businesslike, and efficient manner, exercising due care in the performance of Services and rendering them in accordance with prevailing professional standards and ethics.

1.3.Consultant has no authority to enter into any contracts or instruments, or to create any obligations that are binding upon Savara.

2.Compensation.

2.1.Compensation.  As compensation for the Services, Savara will pay to Consultant the amounts specified in the attached Schedule B to this Agreement. All payments provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and

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guidance thereunder (together, “Section 409A”) so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

2.2.Payments.  Payments due to Consultant under this Agreement will be made at the times specified in the attached Schedule B to this Agreement.  Invoices are to be submitted together with all appropriate supporting documentation to via e-mail to accountspayable@savarapharma.com.  Upon Savara’s request, Consultant will submit a copy of the invoice and any supporting documentation to Savara at the address set forth in this Agreement, Attention: Account Payable.

2.3.Withholdings.  Consultant will at all times be an independent contractor and not an agent or employee of Savara.  As such, Consultant acknowledges that Savara will not withhold or deduct any amount from compensation to pay any federal, state, or local taxes and Consultant will not be eligible for any employee benefits, including, but not limited to, paid time off, sick leave, medical insurance, and 401k participation.  Consultant has sole responsibility to and will pay taxes, if any, and file returns as are required in accordance with applicable laws and regulations.

2.4.Company Equipment.  While consultant will be expected to provide their own equipment, Savara in its discretion will provide access to certain company-owned laptop computer and other equipment and software to Consultant for use in provision of Services, in which event the computer, related software and equipment will remain the property of Savara and Consultant will use the assigned items for Savara business exclusively.  Upon expiration or termination of this Agreement, Consultant promptly will return the items to Savara if requested.

3.Expenses.  Savara will reimburse Consultant for reasonable “out-of-pocket” expenses ordinary and necessary in nature, including mileage at the standard IRS rate, which Consultant incurs at Savara’s request in the course of performing the Services.  Reimbursement payments are subject to Consultant’s compliance with Savara’s policies in effect from time to time regarding travel, entertainment, and other business expenses and the reporting and documentation of expenses.  Air travel will be economy plus (or similar class) within the continental United States and otherwise will be business class.

4.Term and Termination.  Consultant’s engagement under this Agreement commences on the Effective Date and will continue through December 31, 2017, unless extended as mutually agreed upon in writing by amendment to this Agreement.  This Agreement may be terminated at any time by either Party upon thirty (30) days prior written notice.  Upon the earlier termination of this Agreement for any reason, Savara will be liable only for payment of compensation for Services rendered and reimbursement of expenses properly incurred through the effective date of termination. The provisions of Sections 2, 3, and 6 through 10 will survive the expiration or termination of this Agreement.

5.Other Business Activities.  Consultant covenants, represents, and warrants to Savara that, as of the Effective Date, Consultant is not engaged, directly or indirectly, in any other business or activity that might materially interfere with the ability to render the Services.

6.Trade Secrets and Confidential Information.

6.1.Consultant acknowledges that Consultant will have access to, or become acquainted with, Confidential Information and Trade Secrets (as these terms are defined below).  As a material inducement to Savara to enter into this Agreement, and in acknowledgement of good and valuable consideration to be received by Consultant under this Agreement, Consultant agrees as follows:

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(a)The Trade Secrets and Confidential Information are the sole and exclusive property of Savara (or a third party providing the information to Savara).  Savara (or the third party, if applicable) owns all worldwide rights to the information under patent, copyright, trade secret, confidential information or other property right.

(b)The disclosure of Trade Secrets and Confidential Information by Savara to Consultant does not confer upon Consultant any license, interest, or rights of any kind in or to the Trade Secrets or Confidential Information.  Consultant may use the Trade Secrets and Confidential Information solely to benefit Savara and only during the Term.

(c)Except to perform Services for Savara under this Agreement or with Savara’s prior written consent, Consultant:

(i)will not directly or indirectly or in any manner, divulge, disclose, or communicate any Confidential Information to any third party,

(ii)will hold Trade Secrets and Confidential Information in confidence,

(iii)will not use Trade Secrets or Confidential Information for any purpose other than solely to provide Services, and

(iv)will not, directly or indirectly, in any form, by any means, or for any purpose, reproduce, distribute, transmit, reverse engineer, de-compile, disassemble or transfer, or use, the Trade Secrets or the Confidential Information, or any portion of either, to benefit Consultant or any third party.

(d)Consultant will return or destroy (with written confirmation of destruction provided upon request) the Trade Secrets and Confidential Information that are in Consultant’s possession or control to Savara, together with all copies, documents, records, notebooks, programs and similar items, collections, and materials (in writing, electronic, or otherwise) that relate to the Confidential Information or Trade Secrets:

(i)upon Savara’s request, and

(ii)immediately upon expiration or termination of this Agreement.

6.2.For purposes of this Agreement, the following terms have the meanings set forth below:

(a)“Confidential Information” means information, other than Trade Secrets, that Savara treats as confidential.  Without limiting the generality of the foregoing, Confidential Information includes information regarding Savara’s equipment, products and product mix, prices and pricing policies, costs, future plans, business affairs and strategies, contracts and licenses, copyrights and patents, advertising and promotional strategies and campaigns, distribution strategies, methods of doing business and the terms and conditions of this Agreement.  Confidential Information does not include information that is readily available to the public (other than because of Consultant’s unauthorized disclosure) or otherwise legally available to Consultant on a non-confidential basis.

(b)“Trade Secrets” means information, without regard to form, of Savara or its existing or prospective licensors, licensees, customers, or suppliers (including technical or nontechnical data, formulas, patterns, and customer purchasing practices), compilations (including compilations of customer information), programs (including

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computer programs and models), devices, methods, techniques, drawings, processes, financial data (including sales forecasts, sales histories, and budgets), financial plans, business plans, product plans, or lists of actual or potential licensors, licensees, customers, or suppliers (including identifying information about those licensors, licensees, customers, and suppliers), whether or not reduced to writing, that:

(i)derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, or

(ii)is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.3.Consultant obligations under this Agreement with regard to Trade Secrets will remain in effect for as long as that information remains a trade secret under applicable law.  Consultant’s obligations under this Agreement with regard to Confidential Information will remain in effect during the Term and for a period of three (3) years after the expiration or termination of this Agreement.

6.4.In connection with the Services, Savara may provide or Consultant may gain access to information about investigators or subjects in Savara clinical studies. This may include information that can be used by itself or in combination with other available information to identify a specific individual (“Personal Data”).  Consultant shall respect the privacy of the investigators and study subjects and covenants that:

(a)In the performance of Services, Consultant will comply with all applicable national, regional, and local laws relating to information privacy.

(b)Consultant will comply with the obligations of confidentiality pursuant to this Section 6 with respect to all Personal Data.

(c)Consultant will use electronic, physical, and other safeguards appropriate to the nature of the information to prevent any use or disclosure of Personal Data in its possession other than as provided for by this Agreement.

(d)After completion of Services or termination of this Agreement, Consultant will, at Savara’s option, either destroy (with written confirmation of destruction provided upon request) or return any Personal Data in Consultant’s possession.

7.Non-Solicitation.  As a material inducement to Savara to enter into this Agreement, and in acknowledgement of good and valuable consideration to be received by Consultant under this Agreement, Consultant agrees as follows:

7.2.Personal Solicitation.  During the Term and for one (1) year after the expiration or termination of this Agreement, Consultant will not, for any reason (whether on its own behalf or on behalf of any other person, corporation, partnership, venture, or any other entity or form of business), directly or indirectly, solicit or encourage any person who is an employee or independent contractor of Savara to leave Savara’s employment or service.

7.3.Disparagement.  Consultant will not, at any time during the Term or after the expiration or termination of this Agreement, make false or misleading statements about Savara or its products, management, employees, customers, or suppliers.

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8.Intellectual Property.

8.1.As a material inducement to Savara to enter into this Agreement, and in acknowledgement of good and valuable consideration to be received by Consultant under this Agreement, Consultant acknowledges and agrees that the provision of Services may provide the opportunity for conceiving or reducing to practice developments, discoveries, methods, processes, designs, inventions, ideas, or improvements related to the Business (collectively, “Work Product”).  Consultant will promptly report and disclose to Savara in writing all Work Product that Consultant conceives, makes, implements, or reduces to practice, whether alone or acting with others, during the Term, that are developed:

(a)while providing Services on Savara’s time, or

(b)while utilizing, directly or indirectly, Savara’s equipment, supplies, facilities, Confidential Information, Trade Secrets, or other assets.

8.2.Consultant acknowledges and agrees that all Work Product is Savara’s sole and exclusive property.  Consultant will assign, and automatically assigns, without further consideration or action, to Savara all rights, title, and interest in and to all Work Product.

8.3.Definitions.  “Business” means the business of developing and marketing pharmaceutical products in the Field, except that this definition will change, without further action by the Parties, to reflect any change in the nature of Savara’s business during the Term.  “Field” means inhalation therapies for patients with rare pulmonary conditions.

9.Equitable Relief.

9.1Consultant acknowledges and agrees that:

(a)it has carefully read and considered Sections 6 through 8 and, having done so, expressly acknowledges and agrees that the restrictions set forth in those Sections are fair and reasonable and are reasonably required to protect Savara’s interests and the confidential nature of the Confidential Information and the Trade Secrets,

(b)Sections 6 through 8 will not cause undue hardship or unreasonably interfere with Consultant’s ability to earn a livelihood,

(c)the Confidential Information and Trade Secrets are unique to Savara’s business, and Savara would not reveal them to Consultant but for Consultant's willingness to agree to the restrictions set forth in this Agreement,

(d)a breach of any of the provisions of Sections 6 through 8 might cause irreparable harm and damage to Savara,

(e)Sections 6 through 8 will be construed as agreements independent of any other provision of this Agreement or any other agreement between the Parties, and

(f)the existence of any claim or cause of action by Consultant against Savara, whether predicated upon this Agreement or any other agreement, will not constitute a defense to Savara’s enforcement of Sections 6 through 8.

9.2.If Consultant breaches any of the provisions of Sections 6 through 8, Savara will be entitled to injunctive relief, specific performance, or any other equitable remedy that a court of competent jurisdiction may provide (without posting any bond), in addition to any other remedies available at law or in equity.  In this event, Consultant expressly waives the defense that a remedy in damages will be adequate.

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9.3.The Parties intend that nothing contained in this Section 9 be construed to limit Savara’s right to any remedies at law or in equity, including the recovery of damages for Consultant’s breach of this Agreement.

10.Miscellaneous.

10.1.Expenses.  Savara and Consultant will each bear their own fees, costs, and expenses they incur with respect to the preparation, negotiation, and completion of this Agreement.

10.2.Assignment and Change of Control; Binding Effect.  This Agreement and its rights, privileges, and obligations may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that Savara may assign without consent this Agreement and its rights, privileges, and obligations (i) to an Affiliate (as defined in Section 10.2(a) below) (ii) in connection with a merger, consolidation, or sale of substantially all of its assets to an unrelated third party, or (iii) in connection with a Change of Control (as defined in Section 10.2(b) below).  In the event of a Change of Control, written notification shall be required but not consent.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

(a)“Affiliate” shall mean any corporation, company, partnership, or other entity which controls, is controlled by, or is under common control with Savara.  An entity shall be regarded as in control of another entity if it directly or indirectly owns or controls fifty percent (50%) or more of the voting stock or other ownership interest of the other entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other entity.

(b)“Change of Control” shall mean acquisition by a third party of fifty percent (50%) or more of the voting equity interests of Savara, or transfer to a third party of Effective Control (as defined in the following sentence) of Savara as a result of any other transaction. “Effective Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.  Notwithstanding applicability of the foregoing, an entity which shall be consolidated pursuant to United States Generally Accepted Accounting Principles (GAAP), as they exist from time to time, consistently applied, with Savara shall be deemed under Effective Control for purposes of this Agreement.

10.3.Severability.  Whenever possible, the Parties intend that each provision of this Agreement be interpreted to be effective and valid under applicable law.  If a court of competent jurisdiction holds any provision to be prohibited by or invalid under applicable law, the provision will be ineffective only to the extent of the prohibition or invalidity, without affecting the rest of this Agreement.  But the Parties do not intend this severability if it would materially change the economic benefits of this Agreement to any Party.

10.4.Counterparts.  The Parties may execute this Agreement simultaneously in two or more counterparts (including facsimile copies), any one of which need not contain the signatures of more than one Party, but all the counterparts taken together will constitute one and the same Agreement.

10.5.Descriptive Headings; Interpretation.  The descriptive headings of this Agreement exist for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement means by way of example rather than by

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limitation.

10.6.Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

10.7.Notices.  All notices, demands or other communications to be given or delivered under or by reason of this Agreement must be in writing and will be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable overnight courier service (charges prepaid), or (c) mailed to the recipient by certified or registered mail, return receipt requested, and postage prepaid.  These notices, demands and other communications will be sent to Savara and Consultant (to the attention of the individuals named below) at the addresses indicated above or another address as specified by the receiving Party in prior written notice to the sending Party.

10.8.No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, the Parties intend that (a) this Agreement be construed as if they had jointly drafted it and (b) no presumption or burden of proof arise favoring or disfavoring any Party by virtue of its role in drafting any provision of this Agreement.

10.9.Entire Agreement.  Schedule A and Schedule B attached to this Agreement are incorporated by reference.  This Agreement constitutes the full and entire understanding and agreement between the Parties concerning the subject matter set forth in this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  The Parties agree that this Agreement shall be considered signed and delivered when the signature of a Party is delivered by scanned image (e.g., portable document format (PDF)) or facsimile, which scanned image or facsimile shall be treated in all respects as having the same effect as an original signature.

10.10.Amendment.  No modification of this Agreement shall be effective unless made in writing and executed and delivered by a duly authorized representative of each Party.

10.11.Waivers, Delays, or Omissions.  Except as expressly provided in this Agreement: (a) no delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of any other Party will (i) impair the non-defaulting Party’s rights, powers or remedies, or (ii) constitute a waiver of, or acquiescence in, the breach or default or any subsequent similar breach or default, and (b) no waiver of any breach or default will constitute a waiver of any previous or subsequent similar breach or default.  Any Party’s waiver, permit, consent or approval concerning any breach, default, provision or condition of or under this Agreement must be in writing and will be effective only to the extent specifically set forth in the writing.  All remedies, whether under this Agreement, applicable law, or otherwise, will be cumulative and not alternative.

10.12.General Indemnification.  Savara agrees to defend, indemnify, and hold harmless Consultant from any claims, demands, suits, and actions in law or in equity arising out of or in reference to the Services, including reasonable attorney’s fees incurred in connection therewith, except that Savara will not be so obligated nor liable to the extent of any claims arising out of or in reference to fraud or willful misconduct of Consultant.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

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SAVARA INC.

By:	/s/ Chris Marich
Name:	Chris Marich
Title:	VP Business Operations
Date:	April 27th, 2017

Consultant

Edwin L Parsley, DO

/s/ Edwin L. Parsley
Name:	Edwin L Parsley, DO
Date:	28 Apr 2017

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SCHEDULE A

DESCRIPTION OF CONSULTING SERVICES

Consultant will work closely with the COO of Savara and his designees to provide consultation on assigned matters, as mutually agreed, as follows in the capacity of Interim Chief Medical Officer of Aires Pharmaceuticals, Inc. a wholly owned subsidiary of Savara:

Support and oversite of all ongoing clinical studies utilizing AIR001.

Preparation and assistance in submission of required regulatory documents regarding maintenance of the IND, Safety Reporting, and support of Orphan Drug Designations.

Support of AIR001 activities as requested by Savara including regulatory, business development and marketing strategy, representation of the AIR001 at conferences as requested and representation as a medical expert on AIR001 and nitrite science at investor conferences and meetings as requested.

Preparation and assistance in submission of regulatory required documents for Mast Therapeutics, Inc. asset Vepoloxamer, to complete close out of activities and assist in possible divestiture of the asset.

s

Other Items as Requested

Savara and Consultant acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, Consultant shall have no obligation to provide any minimum amount of hours in performance of Services to Savara.  Consultant does not intend to devote more than 30 hours per week during the duration of the agreement unless requested by Savara.

SCHEDULE B

COMPENSATION FOR CONSULTING SERVICES

For Services provided under this Agreement Savara shall pay Consultant:

•	A rate of $230 per hour for Services rendered after 27 April 2017.

Travel time for trips out of San Diego County, California requested by Savara will be billed at $115 per hour.  For clarity, travel time shall include only time in transit between Consultant’s principal office and destination. Time spent during travel actively performing Services shall be billed at Consultant’s labor rate as set forth above.

Payments due to Consultant under this Agreement will be made by Savara as follows:

•	After 27 April, 2017, Consultant will submit invoices to Savara on a bi-weekly basis for Services performed, and payment will be due within ten (10) days of Savara’s receipt of such an invoice; and
•

Consultant will submit invoices and appropriate supporting documentation relating to travel time and expenses, if any, on a bi-weekly basis and payment will be due within ten (10) days of Savara’s receipt of any such invoice together with appropriate supporting documentation.

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